UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

   |_| Form 10-KSB |_| Form 20-F |_| Form 11-K |X| Form 10-QSB |_| Form N-SAR



     For Period Ended: September 30, 1998
                       ------------------

     [ ] Transition Report on Form 10-KSB
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-QSB
     [ ] Transition Report on Form N-SAR

     For the Transition Period Ended: _________________________________________


               REALMARK PROPERTY INVESTORS LIMITED PARTERSHIP III
             (Exact Name of Registrant as specified in its Charter)


      Delaware              0-13331                       16-1234990
--------------------  ---------------------    --------------------------------
(State of Formation)  (Commission File No.)    (IRS Employer Identification No.)


                             2350 North Forest Road
                                   Suite 12-A
                           Getzville, New York 14068
                    (Address of Principal Executive Office)

Registrant's Telephone Number:    (716) 636-0280

PART II -- RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

  |_|    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  |x|    (b) The subject annual report, semi-annual report, transition report on
             Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

  |_|    (c) The accountant's statement or other exhibit required by Rule
             12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

         State below in reasonable detail why the Form 10-KSB, Form 20-F, Form 10-QSB, Form N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         Additional time is required to complete financial statements accurately and correctly.


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Gregory J. Altman                 (716)                    636-9090
    -----------------              -----------             ------------------
        (Name)                     (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report(s) been filed? If the answer is
    no, identify report(s).    |X| Yes  |_| No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable
    estimate of the results cannot be made.   |_| Yes  |X| No

              REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP III
              ---------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


By: /s/ Joseph M. Jayson                               November 16, 1998
    --------------------                               -----------------
    Joseph M. Jayson                                          Date
    Individual General Partner


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


By:   REALMARK PROPERTIES, INC.
      Corporate General Partner

      /s/ Joseph M. Jayson                             November 16, 1998
      --------------------                             -----------------
      Joseph M. Jayson,                                       Date
      President and Director


      /s/ Michael J. Colmerauer                        November 16, 1998
      -------------------------                        -----------------
      Michael J. Colmerauer,                                  Date
      Secretary